Exhibit 5.1

Tel Aviv | May 17, 2013

BioLineRx Ltd.
P.O. Box 45158
19 Hartum Street
Jerusalem 91450
Israel

Re:	BioLineRx Ltd. — Proposed Offering of American Depositary Shares

Dear Sir and Madam:

We have acted as Israeli counsel to BioLineRx, Ltd., (the “Company”) in connection with the At-The-Market Equity Offering Sales Agreement, dated as of May 17, 2013 (the “Sales Agreement”), entered into by and between the Company and Stifel, Nicolaus & Company, Incorporated (“Stifel”) pursuant to which the Company has agreed to issue and sell American Depository Shares (“ADSs”), each ADS representing ten (10) ordinary shares of the Company, NIS 0.01 par value per share (the “Ordinary Shares”), having an aggregate offering price of up to $20,000,000.  The ADSs will be issued pursuant to a registration statement on Form F-3 (Registration Statement No. 333-182997) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated August 14, 2012, and the prospectus supplement dated May 17, 2013, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act.

As counsel to the Company in Israel, we have examined copies of the Memorandum of Association and the Articles of Association, as amended, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Ordinary Shares underlying the ADSs have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, will be validly issued, fully paid and non-assessable.

                We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 6-K to be filed with the Commission on or about May 17, 2013, which will be incorporated by reference in the Registration Statement, and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely, /s/ Yigal Arnon & Co.

1 Azrieli Center, Tel Aviv 67021, Israel | Tel: (+972) 3 608 7777 | Fax: (+972) 3 608 7724
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